UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2009

Russ Berrie and Company, Inc.
 (Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

On August 6, 2009, Russ Berrie and Company, Inc. (the “Company”) issued a press release (the “Release”) announcing, among other things, financial results for the quarter ended June 30, 2009. Attached hereto as Exhibit 99.1 is a copy of the press release.

The Release includes disclosure of certain financial measures for the three months ended June 30, 2009 and June 30, 2008 presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, the following measures used in the Release are non-GAAP financial measures:

•	“Adjusted net income from continuing operations” for the quarter ended June 30, 2009 (“Q2 2009”);
•	“Adjusted net income from continuing operations per diluted share” for Q2 2009
•	“Adjusted EBITDA from continuing operations” for Q2 2009; and
•	“Adjusted EBITDA from continuing operations” for the quarter ended June 30, 2008 (“Q2 2008”)

Adjusted EBITDA from continuing operations is defined as net income/(loss) from continuing operations plus provision for interest expense, income taxes, depreciation, amortization, and other non-cash, special or non-recurring charges from continuing operations.

Adjusted net income from continuing operations, Adjusted net income from continuing operations per diluted share and Adjusted EBITDA from continuing operations for Q2 2009 each exclude a $10.3 million charge, to reserve against the difference between the note receivable from The Russ Companies (“TRC”), the buyer of the Company’s gift business, and deferred revenue liability, as well as impairment charges of $4.5 million and $0.8 million against the Company’s 19.9% equity interest in TRC and the Company’s Applause® trade name, respectively (such charges collectively, the “Gift Charges”). With respect to Adjusted net income from continuing operations and Adjusted net income from continuing operations per diluted share, effect has also been given to related tax benefits associated with such Gift Charges by applying an assumed 39% effective tax rate. Adjusted net income from continuing operations per diluted share also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation, as reported, because the Company was in a net loss position, and the inclusion of such shares would have been anti-dilutive). Adjusted EBITDA from continuing operations for Q2 2009 and Q2 2008 further excludes non-cash, stock-based compensation expense of $0.4 million and $0.5 million, respectively.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. In addition, management believes that excluding the impact of expensing equity compensation and the related effects of applying SFAS No. 123R provides supplemental measures that will facilitate comparisons between periods before and during when such expenses are incurred. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to the Release. Such reconciliations indicate the specific items excluded from, or added back to, net income/(loss) from continuing operations to arrive at the non-GAAP adjusted financial measures presented.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press release of Russ Berrie and Company, Inc., dated August 6, 2009, announcing, among other things, financial results for the quarter ended June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2009

RUSS BERRIE AND COMPANY, INC.

By:  /s/ Marc S. Goldfarb
       Marc S. Goldfarb
       Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Russ Berrie and Company, Inc., dated August 6, 2009, announcing, among other things, financial results for the quarter ended June 30, 2009.

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